SARATOGA ADVANTAGE TRUST

INVESTMENT MANAGEMENT AGREEMENT

JAMES ALPHA STRUCTURED CREDIT VALUE PORTFOLIO

THIS INVESTMENT MANAGEMENT AGREEMENT is made as of the [ ] day of [ ], by and between Saratoga Advantage Trust (the “Trust”), on behalf of the James Alpha Structured Credit Value Portfolio, a series of the Trust (the “Fund”), and James Alpha Advisors, LLC (the “Manager”).

WITNESSETH:

WHEREAS, the Trust is an open-end management investment company, registered as such under the Investment Company Act of 1940 (the “Investment Company Act”); and

WHEREAS, the Fund is a series of the Trust having separate assets and liabilities; and

WHEREAS, the Manager is registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”) and is engaged in the business of supplying investment advice as an independent contractor; and

WHEREAS, the Trust desires to retain the Manager to render advice and services to the Fund pursuant to the terms and provisions of this Agreement, and the Manager desires to furnish said advice and services;

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties to this Agreement, intending to be legally bound hereby, mutually agree as follows:

1. APPOINTMENT OF MANAGER. The Trust hereby employs the Manager, and the Manager hereby accepts such employment, to render investment advice and related services with respect to the assets of the Fund for the period and on the terms set forth in this Agreement, subject to the supervision and direction of the Trust’s Board of Trustees.

2. DUTIES OF MANAGER.

(a)	Investment management and research. Subject to the supervision of the Trustees, the Manager will: (a) provide a program of continuous investment management for the Fund in accordance with the Fund’s investment objectives, policies and limitations as stated in the Fund’s governing documents, including, without limitation, the Trust’s Agreement and Declaration of Trust and Bylaws, the Fund’s prospectus and Statement(s) of Additional Information included as part of the Fund’s Registration Statement filed with the Securities and Exchange Commission, as they may be amended from time to time, and such other limitations, policies and procedures as the Trustees may impose from time to time in writing on the Manager; (b) make asset allocation and investment decisions for the Fund; and (c) place orders to purchase and sell securities and other investments for the Fund. The Manager shall use its best judgment in rendering these services to the Fund.

(b)	Delegation of duties to sub-advisers. Subject to the approval of the Trust’s Board of Trustees (including a majority of the Trustees who are not “interested persons” of the Fund as defined in the Investment Company Act), the Manager may delegate to one or more sub-investment advisers (“Sub-Advisers”) any of its duties enumerated in Section 2(a) hereof. The Manager agrees that, with respect to a delegation of its duties to one or more Sub-Advisers, it will:

(1)	oversee the investment decisions of each of the Sub-Advisers and conduct ongoing performance reviews;
(2)	review and monitor the portfolio trading by the Sub-Advisers, including without limitation, trade allocation policies and procedures, best execution and the use of soft-dollars;
(3)	oversee the Sub-Advisers’ compliance with prospectus limitations and other relevant investment restrictions;
(4)	coordinate communications with any Sub-Advisers; and
(5)	if deemed necessary, recommend to the Fund’s Board of Trustees changing one or more Sub-Advisers.

(c) The Manager agrees that in any case where an officer of the Manager is also an officer or director of another corporation, and the purchase or sale of securities issued by such other corporation is under consideration, such officer or director shall abstain from participation in any decision made on behalf of the Fund to purchase or sell any securities issued by such other corporation.

3. BROKERAGE. The Manager shall be responsible for broker-dealer selection, and for negotiation of brokerage commission rates, provided that the Manager shall not direct orders to an affiliated person of the Manager without general prior authorization to use such affiliated broker or dealer by the Trust’s Board of Trustees. In selecting a broker-dealer to execute each particular transaction, the Manager may take the following into consideration, among other relevant information: the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the Fund on a continuing basis. The price to the Fund in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the portfolio execution services offered.

Subject to such policies as the Board of Trustees of the Trust may determine and consistent with Section 28(e) of the Securities Exchange Act of 1934, the Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides (directly or indirectly) brokerage or research services to the Manager an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Manager’s overall responsibilities with respect to the Trust. Subject to the same policies and legal provisions, the Manager is further authorized to allocate the orders placed by it on behalf of the Fund to such brokers or dealers who also provide research or statistical material, or other services, to the Trust, the Manager, or any affiliate of either. Such allocation shall be in such amounts and proportions as the Manager shall determine, and the Manager shall report on such allocations, upon the request of the Trustees to the Trust, indicating the broker-dealers to whom such allocations have been made and the basis therefor.

On occasions when the Manager deems the purchase or sale of a security to be in the best interest of the Fund as well as of other clients, the Manager, to the extent permitted by applicable laws and regulations, may aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and the most efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Manager in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

4. EXPENSES. The Manager will provide office facilities to the Fund to the extent not otherwise provided by Saratoga Capital Management or another service provider to the Fund. With respect to the operation of the Fund, the Manager shall be responsible for: (i) providing the personnel, office space and equipment necessary for the Manager to perform its duties hereunder; and (ii) the costs of any special Board of Trustees meetings or shareholder meetings convened as a direct result of a change of control of the Manager. If the Manager has agreed to limit the operating expenses of the Fund, the Manager shall also be responsible for any Fund operating expenses that exceed any agreed upon expense limit in accordance with such agreement.

The Fund will pay all of its expenses and liabilities, including, without limitation, expenses and liabilities incurred in connection with maintaining its registration under the Investment Company Act and the Securities Act of 1933, as amended, and registering and qualifying under the securities laws of the states in which the Fund's shares are registered or qualified for sale, the costs and expenses of preparing, printing, including typesetting, and distributing prospectuses and statements of additional information of the Fund and supplements thereto to the Fund's shareholders, other mailing expenses, brokerage expenses, issue and transfer taxes on sales of Fund securities, custodian and stock transfer charges, other printing, legal and auditing expenses, expenses of shareholders' meetings, and reports to shareholders.

The Manager may voluntarily absorb certain Fund expenses or waive the Manager’s own advisory fee.

To the extent the Manager incurs any costs by assuming expenses which are an obligation of the Fund as set forth herein, the Fund shall promptly reimburse the Manager for such costs and expenses, except to the extent the Manager has otherwise agreed to bear such expenses. To the extent the services for which the Fund is obligated to pay are performed by the Manager, the Manager shall be entitled to recover from the Fund to the extent of the Manager’s actual costs for providing such services. In determining the Manager’s actual costs, the Manager may take into account an allocated portion of the salaries and overhead of personnel performing such services.

5. INVESTMENT ADVISORY AND MANAGEMENT FEE. In consideration of the Manager performing its obligations hereunder, the Fund will pay to the Manager a monthly management fee computed at the annual rate set forth on Schedule A hereto. The management fee shall be accrued daily by the Fund and paid to the Manager on the fifth business day of the succeeding month. If this Agreement is terminated prior to the end of any month, the fee to the Manager shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the number of calendar days in the month, and shall be payable within ten (10) days after the date of termination.

The fee payable to the Manager under this Agreement will be reduced to the extent of any receivable owed by the Manager to the Fund and as required under any expense limitation applicable to the Fund.

To the extent that the Manager defers advisory fees or absorbs operating expenses of the Fund, the Manager may seek payment of such deferred fees or reimbursement of such absorbed expenses in accordance with the terms of a separate agreement between the parties. Such payment may occur in fiscal or calendar years subsequent to the fiscal or calendar year in which the fee or expense was deferred or absorbed. The waiver or assumption and reimbursement by the Manager of any expense of the Fund that the Manager is not required by this Agreement to waive, or assume or reimburse, shall not obligate the Manager to waive, assume, or reimburse the same or any similar expense of the Fund on any subsequent occasion, unless so required pursuant to a separate agreement between the Fund and the Manager.

6. NO SHORTING. The Manager agrees that it will not make short sales of the Fund's shares of beneficial interest.

7. CONFLICTS WITH TRUST’S GOVERNING DOCUMENTS AND APPLICABLE LAWS. Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust’s Agreement and Declaration of Trust, By-Laws, or any applicable statute or regulation, or to relieve or deprive the Board of Trustees of the Trust of its responsibility for and control of the conduct of the affairs of the Trust and Fund. In this connection, the Manager acknowledges that the Trustees retain ultimate plenary authority over the Fund and may take any and all actions necessary and reasonable to protect the interests of shareholders.

8. REPORTS AND ACCESS. The Manager agrees to supply such information to the Fund’s administrator and/or Saratoga Capital Management and to permit such compliance inspections by the Fund’s administrator and/or Saratoga Capital Management as shall be reasonably necessary to permit the administrator and/or Saratoga Capital Management to satisfy its obligations and respond to the reasonable requests of the Trustees.

9. NON-EXCLUSIVITY. The Fund understands that the Manager may act as investment adviser to other investment companies, and that the Manager and its affiliates may act as investment advisers to individuals, partnerships, corporations, pension funds and other entities, and the Fund confirms that it has no objection to the Manager or its affiliates so acting.

10. MANAGER’S LIABILITIES AND INDEMNIFICATION.

(a) The Manager shall not be liable for any error of judgment or for any loss suffered by the Fund in connection with performance of its obligations under this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act), or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Manager in the performance of its duties or from reckless disregard of its obligations and duties under this Agreement (such exceptions collectively, “Actionable Manager Misconduct”).

(b) Subject to any limitations imposed by applicable law or regulation, the Fund agrees to indemnify and hold harmless the Manager and its controlling persons, managers, directors, officers and employees (collectively, the “Manager Indemnified Parties”), against any and all loss, liability, claim, damage and expense whatsoever, including reasonable attorney’s fees and costs, as incurred, (i) arising out of the Fund’s Registration Statement, and all prospectuses, proxy statements, reports to shareholders, sales literature, marketing materials or other materials prepared for distribution to shareholders of the Fund, the public or otherwise in connection with capital raising for the Fund (collectively, the “Fund Materials”) and (ii) otherwise in connection with the operation or maintenance of the Fund.

Notwithstanding the foregoing, no such indemnification shall be provided to Manager:

a. To the extent any such loss, liability, claim, damage and/or expense arises from any information or disclosure that, in each instance, has been previously approved in writing (including by electronic mail) by the Manager and that relates specifically to (i) the Manager or its controlling persons, managers, directors, officers or employees, (ii) the policies and procedures of the Manager, or (iii) the services to be provided by the Manager (“Approved Information”), provided further, that the foregoing limitation shall not apply to claims for indemnification that arise from Approved Information, which is included in the Fund Materials after the time the Manager revokes in writing (including by electronic mail) its approval of such Approved Information; or

b. To the extent that any such loss, liability, claim, damage and/or expense arises out of or is based on any Actionable Manager Misconduct that contributed materially thereto.

The Fund shall indemnify and hold harmless the Manager Indemnified Parties against any loss, liability, claim, damage or expense whatsoever, including reasonable attorneys’ fees and costs, as incurred, arising out of the Fund’s breach of its duties or obligations under this Agreement or breach of applicable law, rule or regulation in connection with the Fund’s performance under this Agreement; provided, however, that nothing herein shall be deemed to protect the Manager against any liability arising out of any Actionable Manager Misconduct.

The Manager agrees to indemnify and hold harmless the Fund, the trustees, officers, employees and agents of the Fund and each person, if any, who controls the Fund within the meaning of Section 15 of the Securities Act of 1933 (collectively, the “Fund Indemnified Parties”) against any and all loss, liability, claim, damage and expense whatsoever, including reasonable attorney’s fees and costs, as incurred, arising out of Approved Information, provided that no such indemnification shall be provided to the Fund Indemnified Parties for claims arising from Approved Information which is included in the Fund Materials after the time the Manager revokes in writing (including by electronic mail) its approval of such Approved Information.

The Manager shall indemnify and hold harmless the Fund Indemnified Parties against any loss, liability, claim, damage or expense (including reasonable attorneys’ fees and costs) arising out of any Actionable Manager Misconduct; provided, however, that nothing herein shall be deemed to protect the Fund against any liability to which the Fund would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties under this Agreement or by reason of the Fund’s reckless disregard of its obligations and duties under this Agreement.

The indemnification provided herein will remain in full force and effect regardless of any termination of this Agreement with regard to any claim for indemnification relating to any loss, liability, claim, damage or expense arising during the term of this Agreement.

Notwithstanding the foregoing, nothing contained in this Section or elsewhere in this Agreement shall constitute a waiver by the Fund of any of their respective rights under applicable U.S. federal securities laws whose applicability is not permitted to be contractually waived.

11. TERM. This Agreement shall be in effect for two (2) years starting on the date hereof. This Agreement shall continue in effect from year to year thereafter with respect to the Fund, provided it is approved, at least annually, in the manner required by the Investment Company Act. On the date hereof, the Investment Company Act requires that this Agreement and any renewal thereof be approved by a vote of (i) a majority of Trustees of the Trust who are not parties thereto or interested persons (as defined in the Investment Company Act) of any such party, cast in person at a meeting duly called for the purpose of voting on such approval, and (ii) in the case of its initial approval, by a majority of the outstanding voting securities of the Fund or (iii) in the case of its annual renewal, by a vote of the Trustees of the Trust or a majority of the outstanding voting securities of the Fund. A vote of a majority of the outstanding voting securities of the Fund is defined in the Investment Company Act to mean a vote of the lesser of (a) more than 50% of the outstanding voting securities of the Fund or (b) 67% or more of the voting securities present at the meeting if more than 50% of the outstanding voting securities are present or represented by proxy.

12. TERMINATION; NO ASSIGNMENT. This Agreement may be terminated by the Trust on behalf of the Fund at any time without payment of any penalty, by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund, upon written notice to the Manager, and by the Manager upon one hundred and eighty (180) days’ written notice to the Fund. In the event of a termination, the Manager shall cooperate in the orderly transfer of the Fund’s affairs and, at the request of the Board of Trustees, transfer any and all books and records of the Fund maintained by the Manager on behalf of the Fund. This Agreement shall be automatically terminated in the event of its assignment (as such term is defined in the Investment Company Act).

13. LIMITATION OF LIABILITY OF TRUSTEES. This Agreement is made by the Fund pursuant to authority granted by the Trustees, and the obligations created hereby are not binding on any of the Trustees of the Trust or shareholders of the Fund individually, but bind only the property of the Fund.

14. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act and the Advisers Act and any rules and regulations promulgated thereunder.

15. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

16. CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, all on the day and year first above written.

SARATOGA ADVANTAGE TRUST,	JAMES ALPHA ADVISORS, LLC
on behalf of the James Alpha Structured Credit Value Portfolio

By:	By:
Name: Bruce E. Ventimiglia	Name: James S. Vitalie
Title: President	Title: Chief Executive Officer

SCHEDULE A

Saratoga Advantage Trust

James Alpha Structured Credit Value Portfolio

Fee Schedule

In consideration of the Manager performing its obligations under the Agreement, the Fund will pay to the Manager a monthly management fee computed at the annual rate of 1.20% of Fund’s average daily net assets.